As filed with the Securities and Exchange Commission on April 5, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AT HOME GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	45-3229563
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

1600 East Plano Parkway

Plano, Texas, 75074

(972) 265-6227

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

GRD Holding I Corporation Stock Option Plan

Amended and Restated At Home Group Inc. Equity Incentive Plan

(Full title of the Plans)

Judd T. Nystrom

Chief Financial Officer

At Home Group Inc.

1600 East Plano Parkway

Plano, Texas 75074

(972) 265-6227

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)		PROPOSED MAXIMUM OFFERING PRICE PER SHARE		PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, $0.01 par value per share	5,648,525	(2)	$10.1731	(3)	$57,463,009.68	$6,659.97
Common Stock, $0.01 par value per share	6,097,607	(4)	$15.0499	(5)	$91,768,375.59	$10,635.96
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall cover any additional shares of At Home Group Inc.’s outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), that become issuable under the registrant’s (f/k/a GRD Holding I Corporation) GRD Holding I Corporation Stock Option Plan (the “2012 Plan”) and the Amended and Restated At Home Group Inc. Equity Incentive Plan (the “2016 Equity Plan”) by reason of any stock dividend, stock split, reclassification, recapitalization, spin-off or any other similar transaction that results in an increase in the number of shares of Common Stock.

(2)

Represents the number of shares of Common Stock issuable upon exercise of options that have been granted under the 2012 Plan and are not being sold under our Registration Statement on Form S-1 (File No. 333-206772) (“Form S-1 Registration Statement”).

(3)

Represents the weighted average exercise price for such outstanding options pursuant to Rule 457(h) under the Securities Act. The offering price is estimated solely for purposes of calculating the registration fee.

(4)

Represents (i) 2,432,616 shares of Common Stock issuable upon exercise of options that have been granted under the 2016 Equity Plan, and (ii) 3,664,991 shares of Common Stock available for future issuance under the 2016 Equity Plan.  The amount excludes 99,148 shares of Common Stock issuable under options that have been forfeited and are not available for reissuance under the 2016 Equity Plan.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (c) and (h) promulgated under the Securities Act of 1933, as amended. The proposed maximum offering price per share is based upon (i) the weighted average exercise price for outstanding options to purchase 2,432,616 shares of Common Stock pursuant to Rule 457(h) under the Securities Act and (ii) with respect to awards reserved for future issuance under the 2016 Equity Plan, the average of the high and low prices of At Home Group Inc. Common Stock on April 3, 2017, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

This Registration Statement is filed by At Home Group Inc. (“At Home” or the “Registrant”), relating to an aggregate of 11,746,132 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued pursuant to the registrant’s (f/k/a GRD Holding I Corporation) GRD Holding I Corporation Stock Option Plan (the “2012 Plan”) and the Amended and Restated At Home Group Inc. Equity Incentive Plan (the “2016 Equity Plan”).  The purpose of this Form S-8 is to register the aforementioned 11,746,132 shares on this Form S-8.

PART I

The documents containing the information specified in Part I of Form S-8 will be sent or given to plan participants as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.  Such documents are not required to be filed with the Commission but constitute (along with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

References to “us,” “our,” “we” and “the Company” shall mean At Home Group Inc., a Delaware corporation.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference

The following documents, which have been filed with the Commission by the Registrant, are incorporated by reference in this Registration Statement:

•                  The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017 (Registration No. 001-37849), filed by the Registrant with the Commission under the Securities Act on April 5, 2017.

•                  The description of the  Registrant’s Common Stock, which is registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), contained in the Registration Statement on Form 8-A filed with the SEC on August 1, 2016, which incorporates by reference the description of the Common Stock contained in the Registration Statement on Form S-1 (No. 333-206772) (originally filed on September 4, 2015), as amended, including any amendment or report filed for the purpose of updating such description.

•                  In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

The validity of the shares of Common Stock offered hereby will be passed upon for the Registrant by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.  Fried, Frank, Harris, Shriver & Jacobson LLP owns an indirect interest in less than 1% of the Registrant’s Common Stock through limited partnership interests in funds associated with AEA Investors LP.

Item 6.   Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law (“DGCL”) allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant’s amended and restated certificate of incorporation contains a provision which eliminates directors’ personal liability as set forth above.

The Registrant’s amended and restated certificate of incorporation and bylaws provide in effect that the registrant shall indemnify its directors and officers to the extent permitted by the DGCL.  Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its directors, officers, employees and agents in certain circumstances. Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 further provides that to the extent that a director or officer or employee of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (1) a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

The Registrant has in effect insurance policies for general officers’ and directors’ liability insurance covering all of its officers and directors. In addition, the Registrant has entered into indemnification agreements with its directors and officers. These indemnification agreements may require the Registrant, among other things, to indemnify each such director or officer for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by such director or officer in any action or proceeding arising out of his or her service as one of the Registrant’s directors or officers.

On December 24, 2012, the Registrant entered into a management agreement with AEA Investors LP (“AEA”) and Starr Investment Holdings, LLC (“Starr Investments”) relating to the provision of their advisory and consulting services.  Pursuant to the management agreement, the Registrant agreed to indemnify the service providers against any claims or liabilities relating to or arising out of actions taken by the service providers under the terms of the management agreement or the operation of the business, except for claims or liabilities that are shown to have resulted from actions taken by the service providers in bad faith, or due to the service providers gross negligence or willful misconduct.  The management agreement was terminated on August 3, 2016; however, this indemnification provision survived the termination of the management agreement.

The Registrant and certain funds affiliated with AEA and Starr Investments have entered into a registration rights agreement which agreement contains customary cross-indemnification provisions, pursuant to which the Registrant is obligated to indemnify any selling stockholders in the event of material misstatements or omissions in the registration statement attributable to the Registrant, and they are obligated to indemnify the Registrant for material misstatements or omissions in the registration statement attributable to them.

The Registrant has entered into an underwriting agreement in connection with the initial public offering of the Registrant, which provides for indemnification by the underwriters of the Registrant, its officers and directors, for certain liabilities, including liabilities arising under the Securities Act.

Item 7.   Exemption from Registration Claimed

Not applicable.

Item 8.   Exhibits

INDEX TO EXHIBITS

Exhibit No.		Exhibit Description
3.1

Second Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Amendment No. 6 to the Registrant’s Registration Statement on Form S-1 filed on July 25, 2016 (File No. 333-206772)).

3.2

Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to Amendment No. 6 to the Registrant’s Registration Statement on Form S-1 filed on July 25, 2016 (File No. 333-206772)).

4.1

Specimen Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 to Amendment No. 6 to the Registrant’s Registration Statement on Form S-1 filed on July 25, 2016 (File No. 333-206772)).

4.2

Second Amended and Restated Stockholders’ Agreement, dated as of July 22, 2016, among At Home Group Inc., Starr Investment Fund II, LLC, SPH GRD Holdings, LLC, GRD Holding LP, GRD Holding AEA LLC and GRD Holding A LP (incorporated by reference to Exhibit 4.2 to Amendment No. 6 to the Registrant’s Registration Statement on Form S-1 filed on July 25, 2016 (File No. 333-206772)).

4.3

Registration Rights Agreement, dated as of July 22, 2016, among At Home Group Inc., Starr Investment Fund II, LLC, SPH GRD Holdings, LLC, GRD Holding LP, GRD Holding AEA LLC and GRD Holding A LP (incorporated by reference to Exhibit 4.3 to Amendment No. 6 to the Registrant’s Registration Statement on Form S-1 filed on July 25, 2016 (File No. 333-206772)).

4.4

At Home Group Inc. (f/k/a GRD Holding I Corporation) Stock Option Plan, effective as of November 12, 2012 (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on September 24, 2015 (File No. 333-206772)).

4.5

Form of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit A to Exhibit 10.21 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017, filed by the Registrant with the Commission under the Securities Act on April 5, 2017 (Registration No. 001-37849)).

4.6

Amended and Restated At Home Group Inc. Equity Incentive Plan (incorporated by reference to Exhibit 10.14 to Amendment No. 6 to the Registrant’s Registration Statement on Form S-1 filed on July 25, 2016 (File No. 333-206772)).

4.7

At Home Group Inc. Form of Option Award Agreement (incorporated by reference to Exhibit 10.15 to Amendment No. 6 to the Registrant’s Registration Statement on Form S-1 filed on July 25, 2016 (File No. 333-206772)).

4.8

At Home Group Inc. Form of Nonqualified Stock Option Award Agreement (Director) (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 5, 2016 (File No. 001-37849)).

5.1	*	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP (filed herewith).

23.1	*	Consent of Ernst & Young LLP, independent registered public accounting firm (filed herewith).

23.2	*	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1).

24.1	*	Power of Attorney (included on signature page hereto).

* Filed herewith.

Item 9.   Undertakings

(a)           The undersigned registrant hereby undertakes as follows:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in City of Plano, State of Texas, on this 5th day of April, 2017.

AT HOME GROUP INC.

By:	/s/ JUDD T. NYSTROM
	Name:	Judd T. Nystrom
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby appoints Judd T. Nystrom and Mary Jane Broussard and each of them severally, acting alone and without the other, his/her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8, and to sign any and all additional registration statements relating to the same offering of securities of this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ LEWIS L. BIRD III	Chief Executive Officer and Director	April 5, 2017
Lewis L. Bird III	(Principal Executive Officer)

/s/ JUDD T. NYSTROM	Chief Financial Officer	April 5, 2017
Judd T. Nystrom	(Principal Financial Officer)

/s/ BECKY K. HAISLIP	Chief Accounting Officer	April 5, 2017
Becky K. Haislip	(Principal Accounting Officer)

/s/ MARTIN C. ELTRICH, III	Director, Chairman of the Board	April 5, 2017
Martin C. Eltrich, III

/s/ WENDY BECK	Director	April 5, 2017
Wendy Beck

/s/ ELISABETH B. CHARLES	Director	April 5, 2017
Elisabeth B. Charles

/s/ GEOFFREY G. CLARK	Director	April 5, 2017
Geoffrey G. Clark

/s/ PHILIP L. FRANCIS	Director	April 5, 2017
Philip L. Francis

/s/ BRIAN HOESTEREY	Director	April 5, 2017
Brian Hoesterey

/s/ ALLEN I. QUESTROM	Director	April 5, 2017
Allen I. Qusetrom

/s/ LARRY D. STONE	Director	April 5, 2017
Larry D. Stone